Agreement

Agreement dated April 25, 2012, between Silver Dragon Resources Inc. ("Silver Dragon") and JMJ Financial ("JMJ").

Whereas, Silver Dragon issued to JMJ Convertible Promissory Note Document A-04192011 (the "Note") and Silver Dragon and JMJ entered into a Registration Rights Agreement in which Silver Dragon agreed to provide registration rights for the common shares underlying the Note;

Whereas, JMJ provided $625,000 in funds to Silver Dragon pursuant to the terms of the Note and Silver Dragon repaid those funds in full by delivering registered common shares to JMJ;

Whereas, the terms of the Note permit JMJ to provide an additional $357,000 of funds to Silver Dragon; and

Whereas, there are an insufficient number of shares available on the registration statement Silver Dragon filed pursuant to the Registration Rights Agreement to enable Silver Dragon to deliver registered common shares if JMJ were to provide additional funds to Silver Dragon.

Now, therefore, the parties agree as follows:

1. The Note is cancelled as of the date of this Agreement. Silver Dragon is not required to accept additional funds from JMJ under the Note and Silver Dragon is not required to file a registration statement to register the shares of common stock that would be deliverable pursuant to the terms of the Note. The terms of this Agreement relate only to the Note and do not affect any other agreement or note between the parties.

2. In exchange for JMJ permitting Silver Dragon to cancel the Note and not register the underlying shares of common stock, Silver Dragon irrevocably, fully, and finally, without further word, deed, action, execution, or further documentation, releases and discharges JMJ, its Principal, and its employees, consultants, heirs and representatives ("JMJ Releasees"), from any and all actions, causes of action, suits, debts, accounts, covenants, contracts, agreements, promises, damages, judgments, claims, and demands whatsoever, in law or equity, known or unknown which it, its successors and assigns now have or hereinafter may have against JMJ Releasees, from the beginning of time up to and including the date of this Agreement.

In witness whereof, the parties have executed this Agreement on the date first set forth above.

Marc Hazout President & CEO Silver Dragon Resources Inc.	JMJ Financial Its Principal